Exhibit 3.321

ARTICLES OF INCORPORATION

OF

SURGICARE OF NEWPORT RICHEY, INC.

The undersigned subscriber to these Articles of Incorporation hereby forms a corporation (hereinafter called the “Corporation”) for profit under the laws of the State of Florida.

ARTICLE I: NAME

The name of the Corporation is: “Surgicare of Newport Richey, Inc.”

ARTICLE II: PURPOSE

The general nature of the business to be transacted by this Corporation is to engage in any activity or business permitted under the laws of the United States and the State of Florida.

ARTICLE III: TERM OF EXISTENCE

The period of duration of the Corporation is perpetual.

ARTICLE IV: CAPITOL STOCK

The Corporation shall have the authority to issue 1000 shares of common stock, $1.00 par value (“Common Stock”). Each share of Common Stock shall have identical rights and privileges in every respect.

ARTICLE V: INITIAL OFFICE AND AGENT

The post office address of the initial registered office of the Corporation is 8751 W. Broward Blvd., Plantation, Florida 33324, and the name of its initial agent at such address is C T Corporation System.

ARTICLE VI: FIRST BOARD OF DIRECTORS

The number of directors constituting the initial board of directors of the Corporation is one, and the name and address of the person who is to serve as the sole director until the first annual meeting of the shareholders and until his successor is elected and qualified is: Donald E. Steen, 5080 Spectrum Drive, Suite 300 West, Dallas, TX 75248.

ARTICLE VII: PREEMPTIVE RIGHTS

No shareholder shall, solely by reason of such shareholder’s ownership of shares or other securities of the Corporation, have any preemptive or preferential right to receive, purchase, or subscribe to (a) any unissued or treasury shares of the Corporation, (b) any obligations, evidences of indebtedness, or other securities of the Corporation convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase, or subscribe to, any such unissued or treasury shares, (c) any other securities that may be issued or sold by the Corporation.

ARTICLE VIII: CUMULATIVE VOTING

Cumulative voting for the election of directors or upon any other matter is expressly denied and prohibited.

ARTICLE IX: INTERESTED PARTIES

No contract or other transaction between the Corporation and any other person (as used herein the term “person” means an individual, firm, trust, partnership, association, corporation, or other entity) shall be affected or invalidated by the fact that any director of the Corporation is interested in, or is a member, director, or an officer of, such other person, and any director may be a party to or may be interested in any contract or transaction of the Corporation or in which the Corporation is interested; and no contract, act, or transaction of the Corporation with any person shall be affected or invalidated by the fact that any director of the Corporation is a party to, or interested in, such contract, act or transaction, or in any way connected to such person. Each and every person who may become a director of the Corporation is hereby relieved from any liability that might otherwise exist from contracting with the Corporation for the benefit of himself or any person in which he may in any way be interested; provided that the fact of such interest shall have been disclosed to, or shall be known by, they other directors or the shareholders of the Corporation, as the case may be, acting upon or with reference to such act, contract or transaction, even though the presence at a meeting or vote or votes of such interested director might have been necessary to obligate the Corporation upon such act, contract, or transaction.

ARTICLE X: INDEMNIFICATION

The Corporation shall indemnify any person who (i) is or was a director, officer, employee, or agent of the Corporation or (ii) while a director, officer, employee, or agent of the Corporation, is or was serving it the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent that a corporation may or is required to grant indemnification to a director under the laws of Florida. The Corporation may indemnify any person to such further extent as permitted by law.

ARTICLE XI: SUBSCRIBER

The name and address of the subscriber to these Articles of Incorporation is: Thomas L. Pritchett, 5080 Spectrum Drive, Suite 300W, Dallas, Texas 75248.

IN WITNESS WHEREOF, the undersigned has executed these Articles this 31st day of August, 1988.

/s/ Thomas L. Pritchett
Thomas L. Pritchett

State of Texas)

County of Dallas)

I hereby certify that before me, the undersigned authority, this date personally appeared Thomas L. Pritchett, to me known to be the person described as the Subscriber in and who executed the foregoing Articles of Incorporation, and acknowledged before me that he subscribed to those Articles of Incorporation.

Witness my hand and official seal this 31st day of August, 1988.

/s/ Alex Jenkins
Alex Jenkins, Notary Public in and for the State of Texas

My commission expires 6-18-90

Surgicare of Newport Richey, Inc.

Acceptance by the Registered Agent:

C T Corporation System is familiar with and accepts the obligations provided for in s. 607.325, for the State of Florida.

CT CORPORATION SYSTEM

By:	/s/ Nora L. Braden
(Name and Title of Officer) Nora L. Braden, Asst. Secy.

DATED: August 31, 1988